Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Incentive Plan of AK Steel Holding Corporation of our reports dated February 21, 2014 (except for Note 19, as to which the date is May 9, 2014), with respect to the consolidated financial statements of AK Steel Holding Corporation, included in its Current Report on Form 8-K dated May 9, 2014, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference of our report dated February 21, 2014, with respect to the effectiveness of internal control over financial reporting of AK Steel Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
November 4, 2014